Exhibit 99

ORBCOMM ANNOUNCES THIRD QUARTER 2017 RESULTS

– Total Revenues Reach $69.4 Million, Up 50% to Prior Year –

– Service Revenue Growth of 21% Over Prior Year –

– Product Sales of $34.3 Million Increase 97%, with over 70,000 Net Sub Additions –

– Acquisition of Blue Tree Systems Ltd. Expands Fleet Management Offering –

Rochelle Park, NJ, November 2, 2017 – ORBCOMM Inc. (NASDAQ: ORBC), a global provider of Internet of Things (IoT) solutions, today announced financial results for the third quarter ended September 30, 2017.

The following financial highlights are in thousands of dollars.

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Service Revenues	$35,040	$28,846	$95,629	$83,454
Product Sales	$34,326	$17,442	$82,615	$56,458
Total Revenues	$69,366	$46,288	$178,244	$139,912
Net Loss attributable to ORBCOMM Inc. Common Stockholders	$(39,694)	$(14,048)	$(53,777)	$(20,313)
Net Loss - Ex-Items, attributable to ORBCOMM Inc. Common Stockholders (1,5)	$(7,670)	$(3,122)	$(20,263)	$(8,454)
Basic EPS	$(0.54)	$(0.20)	$(0.74)	$(0.29)
Basic EPS - Ex-Items (2,5)	$(0.10)	$(0.04)	$(0.28)	$(0.12)
EBITDA (3,5)	$(22,231)	$(521)	$(2,298)	$18,063
Adjusted EBITDA (4,5)	$11,157	$11,961	$35,585	$34,776

(1) Net Loss – Ex-Items, attributable to ORBCOMM Inc. Common Stockholders is defined as Net Loss attributable to ORBCOMM Inc. Common Stockholders, excluding Impairment Loss-satellite network, and Acquisition-related and integration costs.

(2) Basic EPS – Ex-Items is defined as Basic EPS excluding Impairment Loss-satellite network, and Acquisition-related and integration costs.

(3) EBITDA is defined as earnings attributable to ORBCOMM Inc. before interest income (expense), loss on debt extinguishment, provision for income taxes and depreciation and amortization.

(4) Adjusted EBITDA is defined as EBITDA, adjusted for stock-based compensation expense, noncontrolling interests, impairment loss, non-capitalized satellite launch and in-orbit insurance, insurance recovery, and acquisition-related and integration costs.

(5) A table presenting Net Loss – Ex-Items, attributable to ORBCOMM Inc. Common Stockholders, EBITDA and Adjusted EBITDA, reconciled to GAAP Net Income and Basic EPS – Ex-Items reconciled to GAAP Basic EPS, is among other financial tables at the end of this release.

“We continue to experience strong growth as we head into the fourth quarter,” said Marc Eisenberg, ORBCOMM’s Chief Executive Officer. “We believe the investments we are making in large deployments, while having a short-term impact on profitability, will deliver significant, long-term benefits to support ORBCOMM’s continued growth and increase shareholder value in 2018 and beyond. The recent acquisition of Blue Tree Systems adds products for incremental asset classes, which are important to our complete IoT offering, and is an exciting addition for ORBCOMM’s customers.”

1

“The third quarter growth was very strong with Revenues 50% higher than last year and Product Sales up 97%. With the addition of Blue Tree Systems we’re moving forward with great momentum,” said Robert Costantini, Chief Financial Officer of ORBCOMM. “Profitability and revenue contribution margin percentages are expected to improve in a couple of quarters as the investments in large-scale deployments are completed.”

Recent Highlights:

Financial Highlights

•

For Q3 of 2017, Total Revenues of $69.4 million were up 49.9% year-over-year, with Service Revenues and Product Sales reaching record levels in the quarter. Service Revenues increased 21.5% to $35.0 million and Product Sales rose 96.8% to $34.3 million.

•

Net Loss attributable to ORBCOMM Inc. Common Stockholders was ($39.7) million for the third quarter of 2017, compared to the ($14.0) million loss for the same period in 2016. The increased Net Loss was mainly due to the Impairment Loss of ($31.2) million in 2017 versus an Impairment Loss of ($10.7) million in 2016, both related to in-orbit OG2 satellites that lost communications.

•

For Q3 of 2017, Adjusted EBITDA of $11.2 million was $0.8 million or 6.7% lower than the prior year period.  Adjusted EBITDA margin was 16.1% of Total Revenues, which was lower due to lower margins on Product Sales due to accelerated deployments with higher installation and delivery costs.

•

Net subscriber communicator additions for ORBCOMM were over 70,000 in Q3 of 2017, increasing the total billable subscriber communicators to over 1,898,000 at September 30, 2017, which compares to 1,687,000 at the end of the same period last year, a 12.5% increase year-over-year.

Customer and Product Highlights

•

On November 1, 2017, ORBCOMM announced that it has been selected by LTI Trucking Services, Inc., a nationwide truckload carrier and full-service logistics company based in St. Louis, MO, to provide its industry-leading cold chain telematics solution to track, monitor and control its fleet of refrigerated trailers.

•

On October 5, 2017, ORBCOMM announced that it has been selected by TOTE Maritime Alaska, the leading Jones Act carrier serving the Alaska market, to provide a broad portfolio of telematics solutions to monitor and control its refrigerated and dry intermodal and over-the-road assets, including containers, trailers and flatbeds throughout Alaska, Canada and the Continental United States.

•

On September 26, 2017, ORBCOMM announced that it has been selected by UNIT45 B.V., an industry leader in the design, construction, financing, and delivery of 45 foot containers for European intermodal transport operations, to provide its end-to-end telematics solution and Cloud platform for remote container monitoring and control, along the New Silk Road linking China and Europe.

•

On August 14, 2017, ORBCOMM announced that it launched the next generation of its cold chain monitoring solution. ORBCOMM’s PT 6000, which is available as a 3G or LTE cellular or dual-mode satellite-cellular version, enables fuel and temperature management, maintenance, logistics and regulatory compliance for refrigerated transport assets.

M&A Highlights

•

On October 2, 2017, ORBCOMM completed the acquisition of Blue Tree Systems Limited (Blue Tree) based in Galway, Ireland, along with its subsidiaries in the United States, Germany and France. Blue Tree provides world-class transportation management solutions across multiple classes of assets that include trucks, refrigerated straight trucks as well as refrigerated and dry trailers. The acquisition solidifies ORBCOMM’s transportation portfolio by adding truck in-cab and refrigerated fleet vehicle solutions to ORBCOMM’s industry-leading cargo solutions. The acquisition adds strength and distribution in key geographies such as Europe, the Middle East and Africa.

For more information on recent highlights and the Company’s business, operations and network, please visit www.orbcomm.com and see the Company’s quarterly report on Form 10-Q which will be filed later today.

Financial Results and Highlights

Revenues

For the third quarter ended September 30, 2017, Service Revenues reached a record $35.0 million, up $6.2 million or 21.5% over the prior year period.  The organic growth in Service Revenues in Q3 was 9.1%. The recent acquisition added $3.6 million in Service Revenue.

Product Sales during the third quarter of 2017 were a record $34.3 million compared to $17.4 million during the same period last year, increasing $16.9 million or 96.8%.  The increase in Product Sales over last year is attributable to strong demand across multiple product lines. The recent acquisition contributed $2.9 million in Product Sales in Q3.

Total Revenues reached a record $69.4 million for the third quarter ended September 30, 2017, up $23.1 million or 49.9% compared to $46.3 million during the same period of 2016.

Cost of Revenues and Operating Expenses

Total Cost of Revenues and Operating Expenses for the third quarter ended September 30, 2017 were $103.6 million compared to $58.3 million in the same period of 2016, increasing largely from an increase in costs associated with higher Product Sales including higher production costs, and Service Revenues that include higher installation costs, as well as higher SG&A and Product Development due in part to the recent inthinc acquisition. The quarter also included an Impairment Loss of ($31.2) million related to three in-orbit OG2 satellites that lost communication in 2017 versus an Impairment Loss of ($10.7) million related to an in-orbit OG2 satellite that lost communication in 2016.

Impairment Loss-satellite network

As previously disclosed, the Company lost communication with three OG2 satellites.  While the Company is continuing its investigation and recovery efforts, an impairment charge of ($31.2) million was recorded to write-off the net book value of these three OG2 satellites for the quarter ended September 30, 2017.  The loss of these three satellites has not had, and is not expected to have, a material effect on network communications services.

Loss Before Income Taxes, Net Income (Loss), and Earnings Per Share

Loss Before Income Taxes for the third quarter of 2017 was a ($39.2) million loss, compared to the ($14.0) million Loss for the third quarter of 2016.  The Loss Before Income Taxes for the quarter includes an Impairment Loss of ($31.2) million in the 2017 period versus an Impairment Loss of ($10.7) million in the 2016 period, both related to in-orbit OG2 satellites that lost communication.

Net Loss attributable to ORBCOMM Inc. Common Stockholders was ($39.7) million for the third quarter of 2017, compared to the ($14.0) million loss for the same period in 2016.  The Net Loss attributable to ORBCOMM Inc. Common Stockholders includes an Impairment Loss of ($31.2) million in 2017 versus an Impairment Loss of ($10.7) million in 2016, both related to in-orbit OG2 satellites that lost communication.  Basic EPS was a loss of ($0.54) per share for the third quarter of 2017 versus a loss of ($0.20) per share for the third quarter of 2016, mainly due to the increased Impairment Loss.

EBITDA and Adjusted EBITDA

EBITDA for the third quarter of 2017 was ($22.2) million compared to ($0.5) million in the third quarter of 2016, a decrease of ($21.7) million.

Adjusted EBITDA was $11.2 million for the third quarter of 2017 compared to $12.0 million in the third quarter of 2016, a decrease of ($0.8) million or 6.7%. Adjusted EBITDA as a percentage of Total Revenues for the quarter was 16.1%, down from 25.8% due to higher Product Sales at lower margin, and incremental costs for high-volume deployments that are expected to lead to large contributions to Service Revenues in future periods.

EBITDA and Adjusted EBITDA are non-GAAP financial measures used by the Company to measure operating performance and the quality of earnings. Please see the financial tables at the end of the release for a reconciliation of EBITDA and Adjusted EBITDA.

Balance Sheet & Cash Flow

At September 30, 2017, Cash and Cash Equivalents totaled $37.4 million, compared to $25.0 million at December 31, 2016, increasing $12.4 million. The increase  in cash was largely due to funds secured from the issuance of $250 million of Senior Secured Notes, used partially to repay $150 million of debt, and $15 million provided by private placement of common stock, less the net cash used in operations of ($7.2) million through the first nine months of 2017 mostly from increases in working capital, cash invested in Capital Expenditures of ($21.4) million, and ($34.2) million paid for inthinc, Inc. as well as ($34.5) million held for acquisition as of September 30, 2017 to acquire Blue Tree Systems Limited.

Investment Community Conference Call

ORBCOMM will host a conference call and webcast for the investment community this morning at 8:30 AM ET. Senior management will review the results, discuss ORBCOMM’s business, and address questions.  To access the call, US/CAN participants should dial 1-888-587-0615 at least ten minutes prior to the start of the call. International participants should dial 1-913-312-1466. To hear a live web simulcast or to listen to the archived webcast following completion of the call, please visit the Company’s website at http://investors.orbcomm.com and then select “News & Events” to access the link to the call.  To listen to a replay of the conference call, please Click Here. The replay will be available from approximately 1:30 PM ET on November 2, 2017, through 1:30 PM ET on November 16, 2017.

About ORBCOMM Inc.

ORBCOMM (Nasdaq: ORBC) is a global leader and innovator in the industrial Internet of Things, providing solutions that connect businesses to their assets to deliver increased visibility and operational efficiency. The company offers a broad set of asset monitoring and control solutions, including seamless satellite and cellular connectivity, unique hardware and powerful applications, all backed by end-to-end customer support, from installation to deployment to customer care. ORBCOMM has a diverse customer base including premier OEMs, solutions customers and channel partners spanning transportation, supply chain, warehousing and inventory, heavy equipment, maritime, natural resources, and government. For more information, visit www.orbcomm.com.

Forward-Looking Statements

Certain statements discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally relate to our plans, estimates, objectives and expectations for future events, as well as, projections, business trends, and other statements that are not historical facts. Such forward-looking statements, including those concerning our expectations, are subject to known and unknown risks and uncertainties, some of which are beyond ORBCOMM’s control, which may cause ORBCOMM’s actual results, performance or achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties include but are not limited to: demand for and market acceptance of our products and services and our ability to successfully implement our business plan; our dependence on our subsidiary companies (Market Channel Affiliates (“MCAs”)) and third party product and service developers and providers, distributors and resellers (Market Channel Partners (“MCPs”)) to develop, market and sell our products and services, especially in markets outside the United States; substantial losses we have incurred and may continue to incur; the inability to effect suitable investments, alliances and acquisitions, and even if we are able to make acquisitions, the failure to integrate and effectively operate the acquired businesses and the exposure to additional risks, such as unexpected costs, contingent or other liabilities, or weaknesses in internal controls, and issues related to non-compliance with domestic and foreign laws, particularly in acquisitions of foreign businesses; our dependence on significant customers for a substantial portion of our revenues, including key customers such as Caterpillar Inc., Komatsu Ltd., Hub Group, Onixsat and Satlink S.L.; our ability to expand our business outside the United States, including risks related to the economic, political and other conditions in foreign countries in which we do business, including fluctuations in foreign currency exchange rates; our dependence on a few significant vendors, service providers or suppliers, as well as the loss or disruption or slowdown in the supply of products and services from these key vendors, such as our SkyWave business’s dependence on its commercial relationship with Inmarsat plc and the services provided by Inmarsat plc, including the continued availability of Inmarsat plc’s satellites, the supply of subscriber communicators from Sanmina Corporation and Quake Global, or the supply of application specific integrated circuits (ASICs) from S3 Group; competition from existing and potential telecommunications competitors, including terrestrial-based and satellite-based network providers, some of which provide wireless network services to our customers in connection with our products and services; our reliance on intellectual property rights and the risk that we, our MCAs, our MCPs and our customers may infringe on the intellectual property rights of others; our inability to operate due to changes or restrictions in the political, legal, regulatory, government, administrative and economic conditions and developments in the United States and other countries and territories in which we provide our services; legal proceedings; the failure of our system or reductions in levels of service due to technological malfunctions or deficiencies or other events, such as in-orbit satellite failures, reduced performance of our existing satellites, or man-made or natural disasters and other extreme events; rapid and significant technological changes, pricing pressures and other competitive factors; cybersecurity risks; our substantial indebtedness, currently $250 million, including the restrictive covenants under the indenture governing our notes, and other terms that could restrict our business activities or our ability to execute our strategic objectives, limit our operating flexibility or adversely affect our financial performance, all of which could be exacerbated if we incur additional indebtedness; and the other risks described in our filings with the Securities and Exchange Commission (“SEC”).  For more detail on these and other risks, please see our Annual Report on Form 10-K, including Part I, Item 1A. “Risk Factors” and Part II, Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and elsewhere in our Annual Report on Form 10-K, and other documents, on file with the SEC. ORBCOMM undertakes no obligation to publicly revise any forward-looking statements or cautionary factors, except as required by law.

Contacts

Investor Inquiries:	Financial and Trade Media:
Michelle Ferris	Alan Oshiki
Director of Corporate Communications	Executive Vice President
ORBCOMM Inc.	The Abernathy MacGregor Group
703-433-6516	212-371-5999
ferris.michelle@orbcomm.com	aho@abmac.com

ORBCOMM Inc.
Condensed Consolidated Balance Sheets
(In thousands, except par value and share data)
(Unaudited)
	September 30,	December 31,
	2017	2016
ASSETS
Current assets:
Cash and cash equivalents	$37,412	$25,023
Cash held for acquisition	34,500	—
Accounts receivable, net of allowance for doubtful accounts of $1,298 and $1,057, respectively	51,987	31,937
Inventories	36,186	23,217
Prepaid expenses and other current assets	13,152	8,031
Total current assets	173,237	88,208
Satellite network and other equipment, net	176,104	215,841
Goodwill	132,994	114,033
Intangible assets, net	98,747	82,545
Other assets	11,021	5,447
Deferred income taxes	86	80
Total assets	$592,189	$506,154
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$21,237	$12,481
Accrued liabilities	34,090	30,431
Current portion of deferred revenue	6,738	7,414
Total current liabilities	62,065	50,326
Note payable - related party	1,343	1,195
Note payable, net of unamortized deferred issuance costs	244,937	147,458
Deferred revenue, net of current portion	2,559	2,978
Deferred tax liabilities	19,402	18,645
Other liabilities	12,261	3,684
Total liabilities	342,567	224,286
Commitments and contingencies
Equity:
ORBCOMM Inc. stockholders' equity
Series A Convertible Preferred Stock, par value $0.001; 1,000,000 shares authorized; 37,544 and 36,466 shares issued and outstanding	376	364
Common stock, par value $0.001; 250,000,000 shares authorized; 74,114,319 and 71,111,863 shares issued at September 30, 2017 and December 31, 2016	74	71
Additional paid-in capital	407,616	386,920
Accumulated other comprehensive loss	(319)	(1,089)
Accumulated deficit	(158,726)	(104,949)
Less treasury stock, at cost; 29,990 shares at September 30, 2017 and December 31, 2016	(96)	(96)
Total ORBCOMM Inc. stockholders' equity	248,925	281,221
Noncontrolling interest	697	647
Total equity	249,622	281,868
Total liabilities and equity	$592,189	$506,154

ORBCOMM Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Revenues:
Service revenues	$35,040	$28,846	$95,629	$83,454
Product sales	34,326	17,442	82,615	56,458
Total revenues	69,366	46,288	178,244	139,912
Cost of revenues, exclusive of depreciation and amortization shown below:
Cost of services	13,638	9,791	33,856	28,330
Cost of product sales	29,676	13,218	67,614	41,868
Operating expenses:
Selling, general and administrative	13,755	12,031	39,329	34,843
Product development	2,453	1,217	5,964	5,126
Depreciation and amortization	12,041	11,158	34,463	31,668
Impairment loss - satellite network	31,224	10,680	31,224	10,680
Acquisition - related and integration costs	800	246	2,290	1,179
Loss from operations	(34,221)	(12,053)	(36,496)	(13,782)
Other income (expense):
Interest income	266	100	522	283
Other (expense) income	(32)	426	(210)	335
Interest expense	(5,197)	(2,471)	(12,466)	(6,615)
Loss on debt extinguishment	—	—	(3,868)	—
Total other expense	(4,963)	(1,945)	(16,022)	(5,997)
Loss before income taxes	(39,184)	(13,998)	(52,518)	(19,779)
Income taxes	479	(9)	1,192	369
Net loss	(39,663)	(13,989)	(53,710)	(20,148)
Less: Net income attributable to the noncontrolling interests	19	52	55	158
Net loss attributable to ORBCOMM Inc.	$(39,682)	$(14,041)	$(53,765)	$(20,306)
Net loss attributable to ORBCOMM Inc. common stockholders	$(39,694)	$(14,048)	$(53,777)	$(20,313)
Per share information-basic:
Net loss attributable to ORBCOMM Inc. common stockholders	$(0.54)	$(0.20)	$(0.74)	$(0.29)
Per share information-diluted:
Net loss attributable to ORBCOMM Inc. common stockholders	$(0.54)	$(0.20)	$(0.74)	$(0.29)
Weighted average common shares outstanding:
Basic	73,762	70,997	72,396	70,866
Diluted	73,762	70,997	72,396	70,866

ORBCOMM Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)
	Nine Months Ended September 30,
	2017	2016
Cash flows from operating activities:
Net loss	$(53,710)	$(20,148)
Adjustments to reconcile net loss to net cash provided by operating activities:
Change in allowance for doubtful accounts	241	146
Change in the fair value of acquisition-related contingent consideration	(1,276)	(213)
Amortization of the fair value adjustment related to warranty liabilities acquired through acquisitions	—	(57)
Amortization and write off of deferred financing fees	2,912	611
Depreciation and amortization	34,463	31,668
Impairment loss - satellite network	31,224	10,680
Stock-based compensation	4,314	3,824
Foreign exchange loss	366	482
Deferred income taxes	758	538
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(18,010)	(3,925)
Inventories	(11,893)	(336)
Prepaid expenses and other assets	(4,156)	134
Accounts payable and accrued liabilities	8,929	(1,013)
Deferred revenue	(1,106)	(2,540)
Other liabilities	(262)	(664)
Net cash (used in) provided by operating activities	(7,206)	19,187
Cash flows from investing activities:
Acquisition of business, net of cash acquired	(34,236)	(3,452)
Cash held for acquisition	(34,500)	—
Capital expenditures	(21,410)	(22,519)
Change in restricted cash	—	1,000
Other	(650)	(198)
Net cash (used in) investing activities	(90,796)	(25,169)
Cash flows from financing activities:
Proceeds from issuance of common stock	15,000	—
Payment of long-term debt	(150,000)	—
Proceeds received from issuance of long-term debt	250,000	—
Cash paid for debt issuance costs	(5,359)	—
Proceeds from employee stock purchase plan	529	—
Payment of deferred purchase consideration	(347)	(342)
Net cash provided by (used in) financing activities	109,823	(342)
Effect of exchange rate changes on cash and cash equivalents	568	520
Net increase (decrease) in cash and cash equivalents	12,389	(5,804)
Beginning of period	25,023	27,077
End of period	$37,412	$21,273
Supplemental disclosures of cash flow information:
Cash paid for
Interest	$3,411	$6,581
Income taxes	$508	$(110)

The following table reconciles our Net Loss attributable to ORBCOMM Inc. to EBITDA and Adjusted EBITDA for the periods shown:

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
(In thousands)
Adjustments to EBITDA

Net Loss attributable to ORBCOMM Inc.	$(39,682)	$(14,041)	$(53,765)	$(20,306)
Income tax expense	479	(9)	1,192	369
Interest income	(266)	(100)	(522)	(283)
Interest expense	5,197	2,471	12,466	6,615
Loss on debt extinguishment	-	-	3,868	-
Depreciation and amortization	12,041	11,158	34,463	31,668
EBITDA	$(22,231)	$(521)	$(2,298)	$18,063

Adjustments to Adjusted EBITDA
Stock-based compensation	1,345	1,219	4,314	3,824
Noncontrolling interests	19	52	55	158
Impairment Loss	31,224	10,680	31,224	10,680
Acquisition-related and Integration costs	800	246	2,290	1,179
In-orbit insurance	-	285	-	872
Adjusted EBITDA	$11,157	$11,961	$35,585	$34,776

ORBCOMM publically reports its financial information in accordance with accounting principles generally accepted in the United States of America (“US GAAP”). To facilitate external analysis of the Company’s operating performance, ORBCOMM also presents financial information that are considered “non-GAAP financial measures” under Regulation G and related reporting requirements promulgated by the Securities and Exchange Commission. Non-GAAP measures should be considered in addition to, and not as a substitute for, or superior to, Net Income or other measures of financial performance prepared in accordance with GAAP and may be different than those presented by other companies. EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin are not performance measures calculated in accordance with GAAP and are therefore considered non-GAAP measures. A reconciliation table is presented above.

EBITDA is defined as earnings attributable to ORBCOMM Inc. before interest income (expense), loss on debt extinguishment, provision for income taxes and depreciation and amortization. ORBCOMM believes EBITDA is useful to its management and investors in evaluating operating performance because it is one of the primary measures used to evaluate the economic productivity of the Company’s operations, including its ability to obtain and maintain its customers, its ability to operate its business effectively, the efficiency of its employees and the profitability associated with their performance. It also helps ORBCOMM’s management and investors to meaningfully evaluate and compare the results of the Company’s operations from period to period on a consistent basis by removing the impact of its financing transactions and the depreciation and amortization impact of capital investments from its operating results. In addition, ORBCOMM management uses EBITDA in presentations to its board of directors to enable it to have the same measurement of operating performance used by management and for planning purposes, including the preparation of the annual operating budget.

The Company also believes that Adjusted EBITDA, defined as EBITDA adjusted for stock-based compensation expense, noncontrolling interests, impairment loss, non-capitalized satellite launch and in-orbit insurance, insurance recovery, and acquisition-related and integration costs, is useful to investors to evaluate the Company’s core operating results and financial performance because it excludes items that are significant non-cash or non-recurring expenses reflected in the Condensed Consolidated Statements of Operations. Adjusted EBITDA Margin equals Adjusted EBITDA divided by Total Revenues.

The following table reconciles our Net Loss attributable to ORBCOMM Inc. Common Stockholders to Net Loss – Ex-Items, attributable to ORBCOMM Inc. Common Stockholders and Basic EPS to Basic EPS – Ex-Items for the periods shown:

	Quarter Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
(in thousands except per share data)
Net Loss attributable to ORBCOMM Inc. Common Stockholders	$(39,694)	$(14,048)	$(53,777)	$(20,313)
Impairment Loss - satellite network	31,224	10,680	31,224	10,680
Acquisition-related and integration costs	800	246	2,290	1,179
Net Loss – Ex-Items attributable to ORBCOMM Inc. Common Stockholders	$(7,670)	$(3,122)	$(20,263)	$(8,454)
Basic EPS	$(0.54)	$(0.20)	$(0.74)	$(0.29)
Impact of Adjustments listed above on Basic EPS	$0.44	$0.16	$0.46	$0.17
Basic EPS – Ex-Items	$(0.10)	$(0.04)	$(0.28)	$(0.12)

Net Loss – Ex-Items attributable to ORBCOMM Inc. Common Stockholders is defined as Net Loss attributable to ORBCOMM Inc. Common Stockholders, excluding Impairment Loss-satellite network, and Acquisition-related and integration costs.  Basic EPS – Ex-Items is defined as Basic EPS excluding Impairment Loss-satellite network, and Acquisition-related and integration costs.  Net Loss – Ex-Items attributable to ORBCOMM Inc. Common Stockholders and Basic EPS – Ex-Items are non-GAAP financial measures used by the Company.  These non-GAAP financial measures are used as a means to evaluate period-to-period comparisons.  These non-GAAP measures are presented in this press release as management believes that they will provide investors with a means of evaluating, and an understanding of how management evaluates, the Company’s performance and results on a comparable basis that is not otherwise apparent on a GAAP basis, since many non-recurring, infrequent or non-cash items that management believes are not indicative of the core performance of the business may not be excluded when preparing financial measures under GAAP.  These non-GAAP measures should not be considered in isolation from, as substitutes for, or superior to financial measures prepared in accordance with GAAP, or may be different from similarly titled measures reported by other companies.  A reconciliation table is presented above.